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Exhibit (a)(4)

        U.S. Offer to Purchase for Cash

All Outstanding American Depositary Shares
of

Wimm-Bill-Dann Foods OJSC
for

970.925 Russian Rubles Per American Depositary Share
(Payable in U.S. Dollars)
by

Pepsi-Cola (Bermuda) Limited

a subsidiary of

PepsiCo, Inc.

THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 P.M. NOON, NEW YORK CITY TIME, ON MONDAY, MAY 16, 2011, UNLESS THE U.S. OFFER IS EXTENDED.

Please note that The Depository Trust Company and its participants, including the custodians for Euroclear and Clearstream, will establish their own cut-off dates and times for the tender of American Depositary Shares, which will be earlier than the expiration of the U.S. Offer.

March 10, 2011

To Our Clients:

        Enclosed for your consideration are the U.S. Offer to Purchase, dated March 10, 2011 (the "U.S. Offer to Purchase"), and the related ADS Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "U.S. Offer") in connection with the offer by Pepsi-Cola (Bermuda) Limited, a company incorporated under the laws of Bermuda ("Purchaser") and a subsidiary of PepsiCo, Inc., a North Carolina corporation, to purchase all outstanding American Depositary Shares ("ADSs") of Wimm-Bill-Dann Foods OJSC, an open joint stock company organized under the laws of the Russian Federation ("WBD"), each representing one-fourth of one ordinary share of WBD, par value 20 Russian rubles per share. Purchaser is offering to pay 970.925 Russian rubles for each ADS in cash, without interest, payable in U.S. dollars as converted during the period it takes to complete the conversion following the receipt of the Russian ruble payment by Deutsche Bank Trust company Americas, the ADS depositary. The Russian rubles will be converted into U.S. dollars at the spot market conversion rates available to the ADS depositary during that period and paid to tendering ADS holders using the weighted average of the conversion rates, less fees under the ADS depositary agreement of $0.05 per tendered ADS for cancellations, $0.02 per tendered ADS for cash distributions and applicable taxes and other governmental charges, if any. PepsiCo will pay the ADS Depositary's expenses associated with the re-registration and transfer of tendered ADSs and Shares represented by tendered ADSs, if any.

        We or our nominees are the holder of record of ADSs held for your account. A tender of such ADSs can be made only by us as the holder of record and pursuant to your instructions. The enclosed ADS Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender ADSs held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the ADSs held by us for your account, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and the ADS Letter of Transmittal.

        Your attention is directed to the following:

  1.
  The price paid in the U.S. Offer is 970.925 Russian rubles for each ADS in cash, without interest, payable in U.S. dollars as converted during the period it takes to complete the conversion following the receipt of the Russian ruble payment by the ADS depositary. The Russian rubles will be converted into U.S. dollars at the spot market conversion rates available to the ADS depositary during that period and paid to tendering ADS holders using the weighted average of the conversion rates, less fees under the ADS depositary agreement of $0.05 per tendered ADS for cancellations, $0.02 per tendered ADS for cash distributions and applicable taxes and other governmental charges, if any. PepsiCo will pay the ADS Depositary's expenses associated with the re-registration and transfer of tendered ADSs and Shares represented by tendered ADSs, if any.

  2.
  The U.S. Offer is being made for all outstanding ADSs.

  3.
  The U.S. Offer and withdrawal rights expire at 12:00 p.m. noon, New York City time, on Monday, May 16, 2011, unless the U.S. Offer is extended by Purchaser.

  4.
  There are no conditions to the U.S. Offer and, as a result, all ADSs validly tendered and not withdrawn will be accepted for payment.

        If you wish to have us tender any or all of your ADSs, please complete, sign, detach and return the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your ADSs, all such ADSs will be tendered unless otherwise specified on the instruction form.

        Your prompt action is requested. Your Instructions Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the U.S. Offer.

        The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of ADSs in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

2

Instructions Form with Respect to
U.S. Offer to Purchase for Cash
All Outstanding American Depositary Shares

of

Wimm-Bill-Dann Foods OJSC
for

970.925 Russian Rubles Per American Depositary Share
(Payable in U.S. Dollars)

by

Pepsi-Cola (Bermuda) Limited
a subsidiary of

PepsiCo, Inc.

        The undersigned acknowledge(s) receipt of your letter and the enclosed U.S. Offer to Purchase dated March 10, 2011 (the "U.S. Offer to Purchase"), and the related ADS Letter of Transmittal, in connection with the offer by Pepsi-Cola (Bermuda) Limited, a company incorporated under the laws of Bermuda and a subsidiary of PepsiCo, Inc., a North Carolina corporation, to purchase all outstanding American Depositary Shares ("ADSs") of Wimm-Bill-Dann Foods OJSC, an open joint stock company organized under the laws of the Russian Federation ("WBD"), each representing one-fourth of one ordinary share of WBD, par value 20 Russian rubles per share.

        This will instruct you to tender the number of ADSs indicated below (or if no number is indicated below, all ADSs) held by you for the account of the undersigned, upon the terms set forth in the U.S. Offer to Purchase and in the related ADS Letter of Transmittal furnished to the undersigned.

Number of ADSs to be Tendered:		SIGN HERE
ADSs*
Signature(s)
Dated	, 2011
Name(s)
Address(es)
(Zip Code)
Area Code and Telephone Number
Taxpayer Identification or Social Security Number

*
Unless otherwise indicated, it will be assumed that all ADSs held for the undersigned's account are to be tendered.

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  Exhibit (a)(4)